Exhibit 10.3

PURCHASE AGREEMENT

(West Coast Power)

By and Among

NRG WEST COAST LLC,

as Buyer,

NRG ENERGY, INC.,

DPC II INC.

as Seller

and

DYNEGY INC.

December 27, 2005

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Assignment of Membership Interest
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Agency Services Agreement Interest
Exhibit E	Form of Termination Agreement
Exhibit F	Form of Litigation Agreement
Exhibit G	Form of Mutual Release and Waiver Agreement

Schedules

Schedule 3.1	Liens and Encumbrances
Schedule 3.4(a)	Consents – Seller
Schedule 3.4(b)	Approvals – Seller
Schedule 3.6	Compliance with Laws
Schedule 3.7	Compliance with Orders
Schedule 3.8(a)	Contracts
Schedule 3.8(b)	Enforceability and Defaults
Schedule 3.8(c)	Third Party Consents
Schedule 3.9	Permits and Licenses
Schedule 3.10	Litigation
Schedule 3.11	Tax Matters
Schedule 3.12(a)	Financial Statements
Schedule 3.12(b)	Obligations and Liabilities
Schedule 3.14	Insurance
Schedule 3.16	Operation of Business
Schedule 4.3(a)	Consents – Buyer
Schedule 4.3(b)	Approvals – Buyer
Schedule 5.5(a)	Specified Obligations
Schedule 5.5(f)	Security
Schedule 6.1(a)	Closing Conditions – Approval, Consents and Releases

iii

PURCHASE AGREEMENT

(West Coast Power)

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into effective as of the 27th day of December, 2005 (the “Effective Date”), by and among NRG Energy, Inc., a Delaware corporation (“NRG”), NRG West Coast LLC, a Delaware limited liability company (“Buyer”), DPC II Inc., a Delaware corporation (“Seller”) and Dynegy Inc., an Illinois corporation (“Dynegy”). Buyer, NRG, Seller and Dynegy may be referred to herein, collectively, as the “Parties,” and, individually, as a “Party.”

RECITALS

WHEREAS, the Buyer and Seller each own 50% of the issued and outstanding Membership Interest of WCP (Generation) Holdings LLC, a Delaware limited liability company (“WCP Holdings”);

WHEREAS, WCP Holdings owns 100% of the issued and outstanding membership interest of West Coast Power LLC, a Delaware limited liability company (“WCP”);

WHEREAS, WCP owns 100% of the issued and outstanding membership interests of (a) Cabrillo Power I LLC, a Delaware limited liability company (“Cabrillo I”), (b) Cabrillo Power II LLC, a Delaware limited liability company (“Cabrillo II”), (c) El Segundo Power, LLC, a Delaware limited liability company (“El Segundo”), (d) El Segundo Power II LLC, a Delaware limited liability company (“El Segundo II”), and (e) Long Beach Generation LLC, a Delaware limited liability company (“Long Beach”) (Cabrillo I, Cabrillo II, El Segundo, El Segundo II and Long Beach are each referred to herein individually as a “Project Company” and collectively as the “Project Companies”), each of which (other than El Segundo II) own power generation facilities in the State of California (the “Projects”);

WHEREAS, the Seller desires to sell, and the Buyer desires to purchase, all of Seller’s membership interest in WCP Holdings (such membership interest shall be referred to herein as the “Membership Interest”), subject to the terms and conditions hereof; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants, agreements and undertakings hereafter made, the Parties hereto have agreed as follows:

SECTION 1. SALE AND PURCHASE OF THE INTERESTS

1.1 Agreement of the Seller. The Seller, in reliance upon the representations, warranties, covenants and agreements of the Buyer set forth herein and in consideration for the payment of the Purchase Price, hereby agrees to sell, transfer, assign and deliver the Membership Interest to the Buyer at the Closing, free and clear of all Encumbrances, upon and subject to the terms, conditions and provisions of this Agreement.

1.2 Agreement of the Buyer. The Buyer, in reliance upon the representations, warranties, covenants and agreements of the Seller set forth herein, and upon and subject to the terms, conditions and provisions of this Agreement, hereby agrees to purchase the Membership Interest at the Closing for the Purchase Price.

SECTION 2. THE CLOSING

2.1 Time and Place. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place contemporaneously with the closing of the transaction contemplated by the RRP Purchase Agreement at the offices of Locke Liddell & Sapp LLP in Houston, Texas, on (i) the last business day of the month in which all conditions to the Closing are satisfied (or, with respect to any condition not satisfied, waived) in accordance with this Agreement, or (ii) at such other date, time, means or place as the Parties may agree in writing.

2.2 Purchase Price.

(a) The aggregate purchase price for the Membership Interest (the “Purchase Price”) shall equal the sum of TWO HUNDRED AND FIVE MILLION DOLLARS ($205,000,000). At the Closing, the Buyer, unless otherwise agreed in writing by Seller, shall pay to the Seller the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller no later than two (2) business days prior to the Closing.

(b) At Closing, the Buyer and Seller will acknowledge and approve a comprehensive funds flow statement which shall provide for a netting of the various amounts due among the Parties in connection with the transactions contemplated by this Agreement, including but not limited to (i) amounts due to the Dynegy Parties as contemplated by Section 6.2(f), (ii) any Back-Up Cash Collateral as contemplated by the Agency Services Agreement, (iii) any amount due to Seller pursuant to Section 5.5(e) hereof and (iv) the aggregate purchase price due to NRG or its Affiliates pursuant to the RRP Purchase Agreement.

2.3 Purchase Price Adjustment. The Purchase Price shall be adjusted as follows (the “Purchase Price Adjustment”):

(a) Within five (5) Business Days following the completion and issuance of the Audited 2005 Balance Sheet, Seller shall prepare a written calculation of Actual Working Capital (the “Working Capital Statement”) and shall deliver such Working Capital Statement to Buyer. If Actual Working Capital is determined to be less than $262,000,000, the Purchase Price shall be decreased by an amount equal to 50% of the difference between $262,000,000 and Actual Working Capital (the “Deficiency Amount”). If the Actual Working Capital is determined to be $262,000,000 or more, there shall be no adjustment to the Purchase Price.

(b) If the Closing shall have not yet occurred as of the date of delivery of the Working Capital Statement to Buyer, the Deficiency Amount shall be deducted from the Purchase Price otherwise payable to Seller at Closing as set forth in Section 2.2. If the

Closing already shall have occurred as of such delivery date, the Deficiency Amount shall be paid by Seller to Buyer by wire transfer of immediately available funds within five Business Days following the delivery of the Working Capital Statement to Buyer.

(c) The determination of Actual Working Capital from the Audited 2005 Balance Sheet shall be final and not subject to dispute, absent manifest error, by any party.

2.4 Actions Taken at the Closing by the Seller. At the Closing, the Seller and Dynegy shall take the following actions:

(a) Assignment of Membership Interest. The Seller shall execute and deliver to the Buyer an Assignment of Membership Interest, in substantially the form attached hereto as Exhibit B.

(b) Transition Services Agreement. Dynegy shall, and shall cause each of the Dynegy Parties set forth on the signature page thereto to, execute and deliver to NRG the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

(c) Agency Services Agreement. If applicable pursuant to Section 5.5(d) hereof, Dynegy shall, and shall cause each of the Dynegy Parties set forth on the signature page thereto to, execute and deliver to the Buyer the Agency Services Agreement in substantially the form attached hereto as Exhibit D.

(d) Termination Agreement. Dynegy shall, and shall cause each of the Dynegy Parties set forth on the signature page thereto to, execute and deliver to NRG the Termination Agreement in substantially the form attached hereto as Exhibit E.

(e) Good Standing Certificates. The Seller shall deliver to the Buyer certificates of good standing and existence with respect to each of the Seller, Dynegy, WCP Holdings, WCP, and each Project Company.

(f) Corporate Resolutions. The Seller shall deliver to the Buyer corporate resolutions of Dynegy, reasonably acceptable in form and substance to the Buyer, authorizing the execution and delivery of this Agreement by Seller and Dynegy and the taking of all actions contemplated hereby.

(g) Consents. The Seller shall receive and deliver to the Buyer the consents set forth on Schedule 3.4(b) and the regulatory approvals set forth on Schedule 6.1(a).

(h) Closing Certificate. The Seller shall execute and deliver to the Buyer the certificate required by Section 6.2(c).

(i) Books and Records. The Seller shall deliver to Buyer copies of (A) all pertinent books and accounting records related to WCP Holdings, WCP and the Project Companies and (B) all engineering, engineering studies, layout design, cost estimates, pro forma economics, and supporting data for the proposed repowering of the Long Beach Project.

(j) Agreement Regarding Specified Litigation. Dynegy shall, and shall cause each of the Dynegy Parties set forth on the signature page thereto to, execute and deliver to NRG the Agreement Regarding Specified Litigation in substantially the form attached hereto as Exhibit F (the “Litigation Agreement”).

(k) Mutual Release and Waiver Agreement. Dynegy shall, and shall cause each of the Dynegy Parties set forth on the signature page thereto to, execute and deliver to NRG the Mutual Release and Waiver Agreement in substantially the form attached hereto as Exhibit G.

(l) Certificate of Non-Foreign Status. Seller shall deliver to Buyer a certificate of non-foreign status dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(m) Schedule of Specified Obligations. Seller shall deliver to Buyer a revised Schedule 5.5(a) setting forth the Specified Obligations as of the Closing Date, as provided in Section 5.5(g).

(n) Additional Documents. The Seller shall deliver to Buyer such other certificates, instruments and documents that the Buyer may reasonably request.

2.5 Actions Taken at the Closing by the Buyer. At the Closing, the Buyer and NRG shall take the following actions:

(a) Assignment of Membership Interest. The Buyer shall execute and deliver to the Seller an Assignment of Membership Interest, in substantially the form attached hereto as Exhibit B.

(b) Good Standing Certificates. The Buyer shall deliver to the Seller a certificate of good standing and existence with respect to the Buyer and NRG.

(c) Transition Services Agreement. NRG shall, and shall cause each of the NRG Parties set forth on the signature page thereto to, execute and deliver to Dynegy the Transition Services Agreement in substantially the form attached hereto as Exhibit C.

(d) Agency Services Agreement. If applicable pursuant to Section 5.5(b) hereof, the Buyer shall, and shall cause each of the NRG Parties set forth on the signature page thereto to, execute and deliver to Dynegy the Agency Services Agreement in substantially the form attached hereto as Exhibit D.

(e) Counterparty Releases. To the extent not previously received by the Seller, the Buyer shall deliver to the Seller the Counterparty Releases provided for in Section 5.5(a) hereof.

(f) Back-up Cash Collateral. If applicable pursuant to the Agency Services Agreement, the Buyer shall deliver to the Seller the Back-Up Cash Collateral.

(g) Termination Agreement. NRG shall, and shall cause each of the NRG Parties set forth on the signature page thereto to, execute and deliver to Dynegy the Termination Agreement in substantially the form attached hereto as Exhibit E.

(h) Corporate Resolutions. NRG shall deliver to the Seller corporate resolutions of NRG, reasonably acceptable in form and substance to the Seller, authorizing the execution and delivery of this Agreement by NRG and Buyer and the taking of all actions contemplated hereby.

(i) Payment of Purchase Price. The Buyer shall pay the Purchase Price to the Seller pursuant to Section 2.2.

(j) Consents. The Buyer shall receive and deliver to the Seller the consents set forth on Schedule 4.3(b) and the regulatory approvals set forth in Section 5.1.

(k) Closing Certificate. The Buyer shall execute and deliver to the Seller the certificate required by Section 6.3(c).

(l) Agreement Regarding Specified Litigation. NRG shall, and shall cause each of the NRG Parties set forth on the signature page thereto to, execute and deliver to Dynegy the Litigation Agreement in substantially the form attached hereto as Exhibit F.

(m) Mutual Release and Waiver Agreement. NRG shall, and shall cause each of the NRG Parties set forth on the signature page thereto to, execute and deliver Dynegy the Mutual Release and Waiver Agreement in substantially the form attached hereto as Exhibit G.

(n) Additional Documents. The Buyer shall deliver to the Seller such other certificates, instruments and documents that the Seller may reasonably request.

2.6 Allocation of Purchase Price.

(a) The Buyer and the Seller agree that in accordance with Revenue Ruling 99-6, 1999-1 CB 432, the purchase of the Membership Interests shall be treated as a purchase by Buyer of an undivided 50% interest in each of the assets of WCP Holdings and its subsidiaries. Buyer will determine a Purchase Price and a final allocation of that price among the assets of WCP Holdings and its subsidiaries pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, and related Treasury Regulations (the “Final Allocation”). Buyer shall provide such final allocation in writing to Seller within 30 days after the Closing Date. The Seller shall, in good faith, have the right to object to the Final Allocation and any such objection shall be delivered to the Buyer in writing no more than 30 days after the Final Allocation is delivered to the Seller. If the Seller objects, the Seller and the Buyer shall negotiate in good faith to resolve the objection. If the Seller and the Buyer cannot resolve such objection within 30 days, the objection shall be referred to Deloitte & Touche LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Buyer and the Seller for prompt resolution.) The decision of such accounting firm shall be binding on the Buyer and the Seller. The Final Allocation shall be amended to reflect the decision of such accounting firm or the results of any such negotiations. The cost and fees incurred from the services provided by such accounting firm will be split equally between Buyer and Seller.

(b) The Seller and the Buyer (i) shall be bound by the Final Allocation for purposes of determining any and all consequences with respect to federal, state and local taxes of the transactions contemplated herein (ii) shall prepare and file all tax returns to be filed with any taxing authority in a manner consistent with the Final Allocation and (iii) shall take no position inconsistent with the Final Allocation in any tax return, in any discussion with or proceeding before any taxing authority, or otherwise. In the event that the Final Allocation is disputed by any taxing authority and in the event that the applicable statute of limitations has not expired with respect to either the Seller or the Buyer, the Party receiving notice of such dispute shall promptly notify and consult with the other Party hereto concerning resolution of such dispute, and no such dispute shall be finally settled or compromised without the mutual consent of the Seller and the Buyer, as applicable, which consent shall not be unreasonably withheld.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER AND DYNEGY

Except as set forth in the Disclosure Schedules referenced herein and attached hereto, the Seller and Dynegy, jointly and severally, represent and warrant to the Buyer that as of the date hereof:

3.1 Ownership of Membership Interest. The Seller is the legal and beneficial owner of the Membership Interest and holds those interests free and clear of any and all Encumbrances whatsoever, other than those arising under this Agreement or those listed on Schedule 3.1. Upon transfer of the Membership Interest to the Buyer, title to the Membership Interest will be vested in the Buyer free and clear of any and all Encumbrances other than limitations imposed by federal and state securities laws on the transfer of Membership Interests. The Membership Interest is not subject to any agreement with respect to the voting thereof, nor has the Seller granted any proxy or option that is presently in existence with respect to the Membership Interest.

3.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions on the part of the Seller and Dynegy, and this Agreement is a legal, valid and binding obligation of the Seller and Dynegy, enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency and other laws relating to protection from creditors or general equitable principles.

3.3 Organization, Standing and Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business presently conducted by the Seller. Dynegy is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business presently conducted by Dynegy.

3.4 Consents and Approvals; No Conflict.

(a) Except as set forth on Schedule 3.4(a), the execution and delivery of this Agreement by the Seller and Dynegy does not, and the consummation by the Seller of the transactions contemplated hereby will not, (i) conflict with or result in a breach of or a default under, or result in an occurrence which with the lapse of time could result in a default under, or give rise to any right of termination, cancellation, acceleration or other right with respect to, or any lien, claim, charge, restriction or encumbrance under, any of the terms, conditions or provisions of any note, debenture, bond, mortgage or indenture, or any Contract to which the Seller or Dynegy is a party or by which any of their respective properties or assets are bound, (ii) conflict with or violate any provisions of the charter documents of the Seller or Dynegy.

(b) Except as described on Schedule 3.4(b), (i) the execution and delivery of this Agreement by the Seller and Dynegy does not, and the consummation by the Seller of the transactions contemplated hereby will not, violate any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Seller or Dynegy or any of their respective properties, and (ii) no consent or approval by, or registration, qualification or filing with or notice to, any Governmental Authority is required to be obtained or made by the Seller or Dynegy in connection with the execution and delivery by the Seller and Dynegy of this Agreement or for the consummation by the Seller of the transactions contemplated hereby, except for consents, approvals, registrations, qualifications, filings or notices pursuant to applicable Environmental Laws or where the violation or the failure to obtain any such consent, approval, registration, qualification, filing or notice would not result in a Material Adverse Effect.

3.5 Brokerage or Finder’s Fees. Neither the Seller nor any of its Affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein.

3.6 Compliance with Laws. Except for the Specified Litigation Matters or as set forth on Schedule 3.6, Seller and its Affiliates have complied in all respects with all Laws (other than Environmental Laws) applicable to Seller’s ownership of the Membership Interests and procurement of fuel and the marketing of electricity in connection with the Project Companies, in each case except to the extent such failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.7 Compliance with Orders. Except for the Specified Litigation Matters or as set forth in Schedule 3.7 hereto, to the Knowledge of Seller there is no material, uncured default under any order, writ, judgment, award, injunction or decree of any Governmental Authority applicable to the Seller, WCP Holdings, WCP or the Project Companies.

3.8 Commercial Contracts.

(a) Schedule 3.8(a) hereto sets forth each Commercial Contract as of December 19, 2005, true, correct, and complete copies of which have been provided to

Buyer, subject to redaction only to the extent by third parties prior to Seller or Dynegy’s receipt or control of any such redacted contract or agreement.

(b) Except as set forth on Schedule 3.8(b) hereto, each Commercial Contract is a legal, valid and binding obligation of DMT, DPM or a Project Company, as applicable, and, to the Knowledge of Seller and Dynegy, the other parties thereto, enforceable against DMT, DPM or a Project Company, as applicable, and, to the Knowledge of Seller and Dynegy, the other parties thereto, in all material respects in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. The copy of each written Commercial Contract furnished or made available to Buyer is a true and complete copy of the document it purports to represent and reflects all material amendments thereto made through the date of this Agreement, subject to redaction only to the extent by third parties prior to Seller or Dynegy’s receipt or control of any such redacted contract or agreement. Except as set forth on Schedule 3.8(b) hereto, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by DMT, DPM and/or any Project Company, as applicable, under any Commercial Contract, and to the Knowledge of Seller or Dynegy no such event has occurred which constitutes or would constitute a material default by any other party to any Commercial Contract.

(c) Except as set forth on Schedule 3.8(c), no Commercial Contract requires the consent of a third party as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.9 Permits and Licenses. Schedule 3.9 hereto identifies the licenses and Permits, other than environmental licenses and Permits, from all Governmental Authorities which are necessary for the administration of the Commercial Contracts by DMT, DPM or a Project Company (the “Licenses”). All such Licenses are currently in full force and effect. Except for the Specified Litigation Matters or as set forth on Schedule 3.9 or Schedule 3.10, (i) no action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding or notice is now or has ever been filed or commenced against DMT, DPM or a Project Company relating to the revocation, suspension, conditioning or failure of renewal of such Licenses, or the violation nor alleged violation of any such License, and (ii) there is no governmental proceeding pending or, to the Knowledge of Seller or Dynegy, threatened by any Governmental Authority to cancel, modify, or fail to renew any such License.

3.10 Litigation. Except for the Specified Litigation Matters or as set forth on the attached Schedule 3.10, to the Knowledge of Seller or Dynegy there are no actions, suits or proceedings pending or threatened against WCP Holdings, WCP, any Project Company or the Projects. Except for the Specified Litigation Matters or as set forth on Schedule 3.10, to the Knowledge of Seller or Dynegy there are no outstanding judicial orders or judgments to which WCP Holdings, WCP or any Project Company is subject or the Projects are bound.

3.11 Tax Matters. Except as set forth in Schedule 3.11:

(a) Seller has filed all Tax Returns required to be filed for, on behalf of or related to WCP Holdings, WCP or the Project Companies, all such Tax Returns are correct and complete in all respects, and all Taxes owed by WCP Holdings, WCP and the Project Companies, whether or not shown on a Tax Return, have been timely paid. None of WCP Holdings, WCP or the Project Companies currently is the beneficiary of any extension of time within which to file a Tax Return, and have not waived any statute of limitations in respect to a tax assessment or deficiency. No taxing authority has assessed any additional Taxes against WCP Holdings, WCP or the Project Companies for any taxable period ending subsequent to the date the respective Projects were acquired by the applicable Project Company from the sellers of such Projects or otherwise claimed in writing that any such entity owes or may owe additional Taxes.

(b) WCP Holdings, WCP and the Project Companies have at all times since their organization been treated as disregarded entities for United States federal and California state tax purposes. WCP Holdings has at all times since its formation been treated as a partnership for United States federal and California state tax purposes.

(c) To the Knowledge of Seller, no lien other than liens or other encumbrances securing payment of Taxes or other similar assessments that are, in either case, not yet delinquent, or, if delinquent, are being contested in good faith by appropriate proceedings as set forth on Schedule 3.11 has been attached to or against any Project with respect to Taxes.

(d) Seller has withheld and timely paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid over in connection with amounts remitted by Seller to any independent contractors, creditors or other third parties.

(e) Except as set forth on Schedule 3.11, there is no dispute, claim, audit, investigation, request for information or record retention agreement concerning any Tax liability of Seller, WCP Holdings, WCP or a Project Company claimed, raised, received or entered into by or with any Tax authority either (i) by written notice or agreement to or with Seller or, to the Knowledge of Seller, WCP Holdings, WCP or a Project Company, or (ii) to the Knowledge of Dynegy and Seller, otherwise. All Taxes required by applicable Law to be withheld or collected by or on behalf of Dynegy, Seller, DMT or DPM (as applicable, in connection with performance of their obligations under the Energy Management Agreements or Administrative Services Agreement), or WCP Holdings, WCP or a Project Company relating to the Projects (but excluding employees and/or independent contractors of NRG or its Affiliates other than WCP Holdings, WCP or the Project Companies) have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.

3.12 Financial Statements.

(a) Schedule 3.12(a) contains the unaudited consolidated balance sheet of WCP and the Project Companies at September 30, 2005 (the “Current Balance Sheet”), and the related unaudited consolidated statement of income for the nine months ended September 30, 2005 (together with the Current Balance Sheet, the “Unaudited Financial Statements”). The Unaudited Financial Statements, together with the audited consolidated balance sheet of WCP and the Project Companies as of December 31, 2004 and 2003 and the audited consolidated statements of income and cash flows for the years ended December 31, 2004, 2003 and 2002, together with the auditor’s report thereon and the notes thereto (the “Audited Financial Statements”) are collectively referred to herein as the “Financial Statements.” Except as otherwise noted in the Audited Financial Statements or on Schedule 3.12(a), the Audited Financial Statements have been prepared in accordance with U.S. GAAP, on a consistent basis, and present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of WCP and the Project Companies, as of and for the periods to which they relate. Except as otherwise noted in the Unaudited Financial Statements or on Schedule 3.12(a), the Unaudited Financial Statements have been prepared in accordance with U.S. GAAP (other than the absence of footnotes), on a consistent basis, and present fairly, in all material respects, the consolidated financial condition and results of operations of WCP and the Project Companies, as of and for the period to which they relate.

(b) Except as set forth on Schedule 3.12(b), none of WCP Holdings, WCP or any Project Company has incurred any obligations or liabilities (whether accrued, absolute, contingent or otherwise) required by U.S. GAAP to be reflected on a balance sheet (or footnotes thereto) prepared in accordance with U.S. GAAP that were not reflected or reserved for in the Financial Statements or noted in the footnotes thereto, other than (i) any obligations or liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet, (ii) obligations or liabilities arising out of the acts or omissions of NRG or any of its Affiliates, excluding WCP Holdings, WCP or the Project Companies or (iii) obligations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

3.13 Regulatory Status. Each Project Company is an “Exempt Wholesale Generator” within the meaning of Section 32(a) of the Public Utility Holding Company Act of 1935, as amended.

3.14 Insurance. Except as set forth on Schedule 3.14, no insurance claims have been filed by Dynegy or Seller on behalf of WCP Holdings, WCP or the Project Companies. All claims set forth on Schedule 3.14 are true and correct in all material respects.

3.15 Operation of the Business. Except as set forth on Schedule 3.15, neither Dynegy nor Seller has operated the Projects or caused the Projects to be operated other than through the WCP Holdings, WCP and the Project Companies.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules references herein and attached hereto, Buyer and NRG, jointly and severally, represent and warrant to the Seller that as of the date hereof:

4.1 Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business presently conducted by it. NRG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business presently conducted by it.

4.2 Authority. The execution and delivery by the Buyer and NRG of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and NRG, and this Agreement is a valid and binding obligation of the Buyer and NRG enforceable in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency and other laws relating to protection from creditors or general equitable principles.

4.3 Consents and Approvals; No Conflict.

(a) Except as set forth on Schedule 4.3(a), the execution and delivery of this Agreement by the Buyer and NRG does not, and the consummation by the Buyer of the transactions contemplated hereby will not, (i) conflict with or result in a material breach of or a default under, or result in an occurrence which with the lapse of time could result in a material breach of or default under, or give rise to any right of termination, cancellation, acceleration or other right with respect to, or any lien, claim, charge, restriction or encumbrance under, any of the terms, conditions or provisions of any note, debenture, bond, mortgage or indenture, or any Contract to which the Buyer, NRG, WCP Holdings, WCP or any Project Company is a party or by which any of their respective properties or assets are bound, (ii) conflict with or violate any provisions of the charter documents of the Buyer, NRG, WCP Holdings, WCP or any Project Company.

(b) Except as described on Schedule 4.3(b), (i) the execution and delivery of this Agreement by the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over the Buyer, NRG, WCP Holdings, WCP or any Project Company or any of their respective properties, and (ii) no consent or approval by, or registration, qualification or filing with, or notice to any Governmental Authority (including without limitation, any consent, approval, registration, qualification, filing or notice pursuant to applicable Environmental Laws) is required to be obtained or made by the Buyer, NRG, WCP Holdings, WCP or any Project Company in connection with the execution and delivery by the Buyer and NRG of this Agreement or for the consummation by the Buyer of the transactions contemplated hereby, except where the violation or the failure to obtain such consent, approval, registration, qualification, filing or notice would not result in a Material Adverse Effect.

4.4 Availability of Funds. Buyer has (or at Closing will have) cash available which is sufficient to enable it to consummate the transactions contemplated by this Agreement.

4.5 Brokerage or Finder’s Fees. Neither the Buyer nor any of its Affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein.

SECTION 5. ADDITIONAL AGREEMENTS

5.1 Required Approvals.

(a) The Parties shall file as promptly as practicable, but no later than twenty (20) business days following execution of this Agreement, an application of FERC under Section 203 of the Federal Power Act requesting approval for the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to secure the FERC approval for this application at the earliest possible date after the date of filing. Buyer shall have primary responsibility for the preparation and filing of the application described herein, subject to the review and approval provisions provided in Section 5.1(c) below.

(b) With respect to all other approvals and consents, Buyer shall have primary responsibility and shall use commercially reasonable efforts to prepare and file as soon as practicable, subject to the review and approval provisions provided in Section 5.1(c) below, all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary consents, approvals, releases, Permits and authorizations of all applicable Governmental Authorities or other Persons (including but not limited to those set forth on Schedule 4.3(a) and Schedule 4.3(b)) necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement. Seller shall cooperate with Buyer in such process and shall make joint applications, notices, petitions and filings with respect to such matters as required.

(c) Each Party shall have the right to review and approve in advance any and all necessary applications, notices, petitions, filings or other documents made or prepared in connection with the transactions contemplated by this Agreement, such approval not to be unreasonably withheld. All costs and expenses of the approvals and consents contemplated by this Section 5.1 (other than costs and expenses associated with Seller’s review of the same) shall be borne solely by the Buyer.

5.2 Notification. Between the date of this Agreement and the Closing, Buyer shall give prompt notice to Seller, and Seller shall give prompt notice to Buyer, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement of such Party contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.2 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

5.3 Further Assurances. Upon the request of any Party, each Party will promptly execute and deliver such further instruments and documents as may be reasonably requested by a Party hereto in order to more fully effectuate, in the manner contemplated by this Agreement, the transactions described in this Agreement.

5.4 Tax Matters. The Buyer shall prepare or have prepared and file all Tax Returns required to be filed by WCP Holdings and its subsidiaries for all Tax periods ending on or after Closing. The Buyer shall cause WCP Holdings and its subsidiaries, respectively, to report any income, gain, loss, deduction and expenses of WCP Holdings and its subsidiaries, as the case may be, utilizing the interim closing the books method with the closing period ending on the date of Closing and such allocations of income, gain, loss, deduction and expenses shall be made to the Buyer and Seller in accordance with the Limited Liability Company Agreement of WCP Holdings dated as of the 30th day of June, 1999. The Buyer shall deliver to Seller drafts of all Tax Returns (including underlying work papers) for any tax period that includes any period prior to Closing at least 30 days before the date that the Buyer intends to file any such Tax Returns for WCP Holdings and its subsidiaries. The Seller shall make any comments to such Tax Returns within 15 days after receipt of same or shall be deemed to have accepted such Tax Return as prepared by the Buyer. The Buyer shall make any changes to such Tax Returns reasonably requested by the Seller. The Buyer and the Seller shall each provide the other with all information reasonably necessary to prepare any applicable Tax Return. Notwithstanding anything in this Agreement to the contrary, Buyer shall timely pay any sales, transfer, stamp or similar tax, charge or assessments that may be due with respect to the transfer of the Membership Interests as contemplated by this Agreement but in no event shall Buyer be responsible for any income tax or assessment due by Seller and Buyer shall timely file any tax returns associated with such taxes, charges or assessments with the appropriate taxing authority.

5.5 Specified Obligations and Counterparty Releases.

(a) Schedule 5.5(a) attached hereto (as the same may be updated at Closing in accordance with Section 5.5(g) below) sets forth a list of contracts, letters of credit, guarantees and other obligations entered into by a Dynegy Party pursuant to the Energy Management Agreements or for which a Dynegy Party (whether individually or as a disclosed or undisclosed agent for WCP or any Project Company) is the account party or responsible party and which contracts, letters of credit, guarantees and other obligations of such Dynegy Party relate to or were incurred for the benefit of WCP Holdings, WCP and the Project Companies (the “Specified Obligations”).

(b) From and after the date of this Agreement, Dynegy, Seller, Buyer and NRG shall use commercially reasonable efforts (which shall not include the payment of fees or the acceptance of materially adverse changes to such Specified Obligations) and shall cooperate with one another to cause the counterparties to the Specified Obligations to release each applicable Dynegy Party, from any and all liability and performance obligations of any kind under the Specified Obligations which accrue or arise on or after the Closing date, such releases (the “Counterparty Releases”) to be (i) duly executed by the applicable counterparties in writing and in form and substance reasonably acceptable to Dynegy, and (ii) with respect to release instruments delivered by any counterparty prior to Closing, contingent and conditioned upon the occurrence of the Closing. Without limiting the generality of the foregoing, Dynegy shall cause each applicable Dynegy Party and NRG shall cause each applicable NRG Party to execute and deliver such assignment and assumption agreements, novations or other assignment instruments as may be necessary to reflect the assignment of each Specified Obligation to, and the assumption of each Specified Obligation by, Buyer, NRG or its designated Affiliate, each such agreement to be in writing and in form and substance reasonably acceptable to Dynegy.

(c) To the extent necessary to obtain any such Counterparty Release, Buyer or NRG will replace any cash collateral, guaranty, letter of credit or other performance assurance securing any Dynegy Party’s obligations under any such Specified Obligation including, with respect to any letter of credit for which a Dynegy Party is the account party or otherwise obligated to reimburse the issuer thereof, posting cash collateral to the holder thereof if necessary to obtain a release of such letter of credit. With respect to any Specified Obligations that are in the form of a letter of credit, Buyer and NRG agree and acknowledge that, after the Effective Date, the applicable Dynegy Party may cause any such letter of credit to be replaced with cash collateral and in such event such Dynegy Party shall be reimbursed by WCP or the applicable Project Company. NRG and Buyer acknowledge that the amount of any cash collateral, guaranty, letter of credit or other performance assurance posted by a Dynegy Party with the counterparty or beneficiary of any Specified Obligation may reflect netting of the exposure of the applicable counterparty to a Dynegy Party under any such Specified Obligation against such Dynegy Party’s exposure to the applicable counterparty under transactions unrelated to WCP Holdings, WCP, the Project Companies or Projects and that, as a consequence thereof, the amount of any cash collateral, guaranty, letter of credit or other performance assurance required to be posted by NRG or any Project Company to obtain a Counterparty Release may exceed the amount currently posted by the applicable Dynegy Party or may require performance assurance to be posted by NRG or any Project Company even though the Dynegy Party has not had to do so because of netting.

(d) If Seller has not received a Counterparty Release for each Specified Obligation on or before Closing as provided above, then at Closing Buyer, NRG and its designated Affiliate shall, with respect to each such unreleased Specified Obligation, execute the Agency Services Agreement in the form of Exhibit D attached hereto, pursuant to which, upon and after Closing NRG and such designated Affiliate shall (i) fully and timely perform all of the applicable Dynegy Party’s obligations under such unreleased Specified Obligation as such Dynegy Party’s agent and designee, (ii) indemnify, defend and hold harmless the applicable Dynegy Party from any and all claims and liabilities arising on or after the Closing Date under such unreleased Specified Obligation, (iii) indemnify, defend and hold harmless the applicable Dynegy Party from fifty percent (50%) of any and all claims and liabilities arising prior to the Closing Date under such unreleased Specified Obligation, and (iv) be entitled to all of the revenue and benefits arising from such unreleased Specified Obligation, all as more particularly set forth in said Agency Services Agreement. Nothing in clause (iii) above, however, shall be construed to release DMT or DPM from any third party indemnification obligations they may have under the Energy Management Agreements.

(e) To the extent a Dynegy Party has directly posted its own cash deposit or cash collateral with a counterparty to a Specified Obligation and such cash deposit or cash collateral has not been previously reimbursed to such Dynegy Party or replaced by Buyer, NRG or its designated Affiliate pursuant to this Section 5.5, at Closing (i) Buyer shall pay to Seller the aggregate amount of any such cash deposit or cash collateral (inclusive of any interest earned thereon if applicable), less any portion thereof actually paid to such counterparty (or reimbursed to such Dynegy Party) by Buyer, NRG or its designated Affiliate and (ii) upon Seller’s receipt of the amount(s) described in clause (i) above, Dynegy shall deliver to Buyer or Buyer’s designated Affiliate an assignment of all of such Dynegy Party’s rights in and to such cash deposit or cash collateral (inclusive of any interest earned thereon if applicable) and an instruction letter to the applicable Counterparty notifying such counterparty of such assignment and irrevocably instructing such counterparty that any return of any such cash deposit or cash collateral shall be made to Buyer, NRG or its designee and not the Dynegy Party.

(f) Any security posted to Seller or Dynegy by a third party pursuant to any contract or arrangement with WCP or any of its subsidiaries, including but not limited to the items listed on Schedule 5.5(f), shall be assigned to Buyer at Closing.

(g) At Closing, Seller shall provide to Buyer a revised Schedule 5.5(a) which shall update the list of Specified Obligations as of the Closing Date to reflect (i) the deletion of those Specified Obligations originally included as of the Effective Date for with a Counterparty Release has been obtained prior to Closing, and (ii) the inclusion of additional Specified Obligations, if any, incurred since the Effective Date pursuant to the Energy Management Agreements. All rights and obligations of Buyer and NRG at and after Closing with respect to Specified Obligations as set forth in this Agreement shall apply to each Specified Obligation set forth on the revised Schedule 5.5(a) to be provided to Buyer at Closing pursuant to this Section 5.5(g), and such revised schedule shall be attached as Exhibit A to the Agency Services Agreement to be executed at Closing.

5.6 Conduct of Business Pending Closing. Prior to the Closing, except as contemplated by this Agreement, as required by applicable Law or with the prior written consent of Buyer (such consent not to be unreasonably withheld), Dynegy and Seller shall (i) cause DPM, DMT and DPMS to operate in accordance with its and their respective obligations under the Energy Management Agreements and Administrative Services Agreement, and (ii) cause their respective employees, acting on behalf of WCP Holdings, WCP, any Project Company or otherwise, to:

(a) not cancel or take any action that would result in the cancellation of any insurance coverage maintained by DPMS under the Administrative Services Agreement for the benefit of the Project Companies or the Projects;

(b) not modify or amend in any material respect any Specified Obligation;

(c) not make any change in accounting methods or practices (including changes in reserve or accrual policies) applicable to WCP Holdings, WCP or any Project Company other than as required by changes in U.S. GAAP;

(d) not make, change or revoke any Tax election in respect of WCP Holdings, WCP or any Project Company, or settle or compromise any Tax liability relating to WCP Holdings, WCP or any Project Company in excess of $100,000, in each case that would reasonably be likely to affect the Tax liability of WCP Holdings, WCP or any Project Company;

(e) not enter into any joint venture, partnership or similar agreement with respect to WCP Holdings, WCP or any Project Company;

(f) make distributions from WCP Holdings to its members in an aggregate amount of $1,500,000 for the month of December 2005, and not to make any distributions of any kind after December 31, 2005;

(g) not enter into, without the prior consent of Buyer (not to be unreasonably withheld or delayed), any fuel supply or power sales contract or other obligation which could reasonably be expected to survive the Closing if entered into in the name of any Project Company or, if not entered into in the name of the Project Company, to result in the same being or becoming a Continuing Obligation (as defined in the Agency Services Agreement); or

(h) Agree to do any of the foregoing.

5.7 Preservation of Books and Records. The Parties agree that each of them shall preserve and keep the records held by them relating to WCP Holdings, WCP, the Project Companies or the Projects for the longer of (i) four years following the Closing Date and (ii) such longer period as required under applicable Law, and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of a Party or in order to enable a Party to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event a Party wishes to destroy such records within four years after the Closing Date, such Party shall first give 90 days’ prior written notice to the other, and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that 90-day period, to take possession of the records.

5.8 Employment Matters. Neither Buyer, WCP Holdings or the Project companies shall be responsible for any severance associated with termination of any Seller or Dynegy’s employees acting as agent for WCP Holdings or its subsidiaries.

5.9 Insurance. Dynegy currently maintains property insurance for WCP and the project Companies under a blanket policy that includes other Dynegy assets. Upon closing of the transactions contemplated by this Agreement Dynegy’s obligation to provide such property insurance will cease, however, Buyer, NRG and its Affiliates will not be responsible for any termination fees or costs assessed by the applicable carrier in connection with the termination of such property insurance coverage, it being acknowledged and agreed that any return premium received in connection therewith will be shared equally between Seller and Buyer.

5.10 Commercially Reasonable Efforts; No Inconsistent Action. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts, unless a different standard of conduct is expressly provided in this Agreement with respect to any action or matter, to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including taking all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable. No Party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this Section 5.10 shall limit the rights of either Party to terminate this Agreement if permitted under Section 7.

5.11 Cooperation in Connection with 2005 Audited Financial Statements. Seller shall use commercially reasonable efforts to cooperate with and provide appropriate assistance and information to the applicable independent auditors in connection with the preparation of the audited consolidated financial statements of WCP and the Project Companies as of December 31, 2005 (collectively, the “2005 Audited Financials”), and the issuance of the related auditor’s report thereon, with a view towards the Form 10-K reporting requirements applicable to Dynegy and NRG, respectively, pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, Seller shall provide Buyer with an opportunity to review and comment on the 2005 Audited Financials prior to their final issuance by the applicable independent auditors.

SECTION 6. CONDITIONS TO CLOSING

6.1 Conditions Precedent to each Party’s Obligation to Close. The respective obligations of Buyer and Seller to effect the purchase and sale of the Membership Interest shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived in whole or in part, in writing signed by Buyer and Seller):

(a) The Parties shall have received all of the approvals, consents and releases set forth in Schedule 6.1(a) and all conditions to the effectiveness of such approvals, consents and releases as prescribed therein shall have been satisfied.

(b) No statute, rule, regulation, executive order, decree or injunction shall have been formally proposed, enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of, or that will have a material adverse effect on the ability of a Party to consummate, the transactions contemplated by this Agreement. No approval of the transactions contemplated under this Agreement which is required to be obtained from any Governmental Authority shall contain any modification or mitigation requirements which, in the reasonable discretion of the Party affected by such approval, could have a Material Adverse Affect.

(c) There shall not be any suit, action, investigation, inquiry or other proceeding instituted, pending or threatened by any Governmental Authority or other Person that seeks to enjoin or otherwise prevent consummation of, or that otherwise involves any challenge to, or seeks damages or other relief in connection with, the transactions contemplated by this Agreement.

(d) The simultaneous closing of the transactions contemplated by the RRP Purchase Agreement.

6.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Membership Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived in whole or in part, in writing signed by Buyer):

(a) The representations and warranties of the Seller and Dynegy set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(b) Each of the agreements and covenants of Seller and Dynegy to be performed and complied with by Seller and Dynegy pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.

(c) Buyer shall have received a certificate from an authorized officer of Seller, in form and substance reasonably acceptable to Buyer, dated the Closing Date as to the satisfaction by the Seller and Dynegy of the conditions set forth in Sections 6.2(a) and 6.2(b).

(d) Seller shall have delivered, or be standing ready to deliver, the documents required to be delivered pursuant to Section 2.4.

(e) The transactions contemplated by the Texas Genco Agreement shall have been consummated or otherwise terminated.

(f) To the extent that a Dynegy Party provides fee based services to WCP or the Project Companies, such Dynegy Party, other than as specified in the Transition Services Agreement, shall provide a final bill for services rendered to WCP at the Closing.

6.3 Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Membership Interest and to take the other actions required to be taken by Seller at the

Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived, in whole or in part, in writing signed by Seller):

(a) The representations and warranties of the Buyer and NRG set forth in this Agreement will be, if qualified by materiality, true and correct in all respects, and if not so qualified, shall be true and correct in all material respects, as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

(b) Each of the agreements and covenants of Buyer to be performed and complied with by Buyer and NRG pursuant to this Agreement prior to or as of the Closing Date will have been duly performed and complied with in all material respects.

(c) Seller shall have received a certificate from an authorized officer of Buyer, in form and substance reasonably acceptable to Seller, dated the Closing Date as to the satisfaction by the Buyer and NRG of the conditions set forth in Sections 6.3(a) and 6.3(b).

(d) Buyer shall have delivered, or be standing ready to deliver, the documents required to be delivered pursuant to Section 2.5.

(e) Seller shall have received, or agreed in writing to waive receipt of, the Back-Up Cash Collateral for any Specified Obligations for which Buyer has not provided a corresponding Counterparty Release as provided in Section 5.5 hereof.

SECTION 7. TERMINATION

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual consent of Buyer and Seller;

(b) by Buyer if any of the conditions in Section 6.1 or Section 6.2, other than Section 6.2(e), shall have become incapable of fulfillment by May 1, 2006 (the “First Outside Date”), or, in the case of the condition contained in Section 6.2(e), the transactions contemplated by the Texas Genco Agreement shall not have been consummated or otherwise terminated by September 30, 2006 (the “Second Outside Date”), and such conditions shall not have been waived in writing by the Buyer;

(c) by Seller (i) if any of the conditions in Section 6.1 or Section 6.3 shall have become incapable of fulfillment by the First Outside Date and shall not have been waived in writing by Seller, or (ii) at any time after the First Outside Date;

(d) by Buyer at any time after the Second Outside Date;

(e) by Buyer or Seller if any Governmental Authority of competent jurisdiction shall have issued an order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement and such order, decree or injunction or other action shall have been final and non-appealable;

provided, however, that (i) the right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) shall not be available to a Party if such Party, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, and (ii) the right to terminate this Agreement pursuant to Section 7.1(d) shall not be available to a Party if such Party, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement and such breach is the primary cause for the failure to close by the Outside Date.

7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall be given by a Party so terminating to the other Party and, except as provided in this Section 7.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by Buyer or Seller. If this Agreement is terminated under Section 7.1 of this Agreement:

(a) Each Party shall redeliver all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, to the Party furnishing the same;

(b) All filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the agency or other Person to which made;

(c) There shall be no liability or obligation under this Agreement on the part of Buyer or Seller or any of their respective Affiliates, directors, officers, managers, employees, agents or representatives, except (i) that Seller or Buyer, as the case may be, may have liability to the other Party if the basis of termination is a willful, material breach by Buyer or Seller, as the case may be, of one or more of the provisions of this Agreement, and (ii) the obligations provided in this Section 7.2 and Section 9 shall survive any such termination.

SECTION 8. INDEMNIFICATION

8.1 Seller’s Indemnification Obligations. From and after the Closing, the Seller and Dynegy agree, jointly and severally, to indemnify, defend and hold harmless NRG, Buyer and its subsidiaries and their respective officers, directors, members, managers, stockholders, Affiliates, employees, successors and assigns (the collectively, the “Buyer Indemnified Parties”) from and against and reimburse each of the Buyer Indemnified Parties with respect to any and all damages, liabilities, penalties, fines, losses, costs and expenses (including, without limitation, reasonable legal fees and expenses, including such fees and expenses in any arbitration, mediation, litigation and on any appeal) (collectively referred to as “Losses”) suffered or incurred by and all claims, actions, suits, or demands made against a Buyer Indemnified Party arising out of or relating to:

(a) any breach of any representation or warranty of the Seller or Dynegy contained in this Agreement (including any of the related Disclosure Schedules thereto)

or any certificate delivered by or on behalf of the Seller at the Closing (but excluding any Ancillary Agreement); and

(b) any failure to perform any covenant of the Seller or Dynegy contained in this Agreement (but excluding any Ancillary Agreement).

8.2 Buyer’s Indemnification Obligations. From and after the Closing, Buyer and NRG agree, jointly and severally, to indemnify, defend and hold harmless the Seller, Dynegy and their respective officers, directors, members, managers, stockholders, Affiliates, employees, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and reimburse each of the Seller Indemnified Parties with respect to any and all Losses suffered or incurred by, and all claims, actions, suits or demands made against a Seller Indemnified Party arising out of or relating to:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement (including any of the related Disclosure Schedules thereto) or in any certificate delivered by or on behalf of the Buyer or NRG at the Closing (but excluding any Ancillary Agreement); and

(b) any failure to perform any covenants of the Buyer or NRG contained in this Agreement (but excluding any Ancillary Agreement).

8.3 Environmental Indemnification. Without limiting the generality of the obligations of Buyer set forth in Section 8.2 above, Buyer and NRG agree, jointly and severally, to release, indemnify, defend and hold harmless the Seller Indemnified Parties from and against, and agree not to sue or join the Seller Indemnified Parties in any lawsuit or proceeding for, any and all claims, actions, suits, demands, liabilities (including, without limitation, strict liability arising under Environmental Laws), obligations, damages, judgments, awards, penalties, settlements, fines, losses, costs, and expenses (including, without limitation, reasonable legal fees), of any kind or nature, directly or indirectly resulting from, relating to or arising out of the following and attributable to or arising from any event, condition, circumstance, activity, practice, incident, action or plan existing, commencing, or occurring at any time, whether prior to or after the closing, relating in any way to WCP Holdings, WCP, any Project Company or Project or any of their respective assets or Business Facilities (including without limitation the ownership, operation or use of any of the Business Facilities):

(a) Any actual or threatened violation of, liability under, non-compliance with, or environmental response obligation arising pursuant to, any Environmental Laws;

(b) Any liability, including, without limitation, strict liability, associated with the treatment, storage, disposal, or transportation for treatment, storage, or disposal, of Materials of Environmental Concern generated at any time by WCP Holdings, WCP, any of the Project Companies or the Projects or for which WCP Holdings, WCP or any of the Project Companies arranged at any time for treatment, storage or disposal; and

(c) The presence at any time of any Materials of Environmental Concern exceeding naturally-occurring concentrations on, in, under or affecting all or any portion of any of the Business Facilities of WCP Holdings, WCP, any Project Companies or

Projects and any release or threatened release at any time with respect to Materials of Environmental Concern.

The obligations of the Buyer and NRG hereunder are not contingent upon the assertion of a claim, directive, action or proceeding by a Governmental Authority or third party. Buyer and NRG shall be solely liable for all such environmental matters notwithstanding any Seller Indemnified Party’s potential strict liability or alleged negligence.

8.4 Tax Liability. Notwithstanding anything contained herein to the contrary, the Buyer shall be under no duty or obligation to indemnify the Seller for any income tax liability due to the assignment, sale or transfer of the Membership Interests.

8.5 Survival Periods. The representations and warranties set forth in Section 3 and Section 4 shall survive the Closing for a period of two years; provided, however, that the representations and warranties set forth in Section 3.1 (Ownership of Membership Interests), Section 3.2 (Authority of Seller) and Section 4.2 (Authority of Buyer) shall survive the Closing indefinitely and claims asserted with respect to the representations and warranties contained in Section 3.11 (Tax Matters) which claims may be made at any time before the expiration of the applicable statute of limitations. All other covenants and agreements of the Parties set forth in this Agreement shall survive the Closing indefinitely.

8.6 Limitations on Liability.

(a) Except with respect to the obligations of the parties pursuant to the Litigation Agreement, in no event shall Seller or Dynegy (determined on a combined basis) have any liability or obligation with respect to claims pursuant to Section 8.1 for any amounts in excess of the aggregate Purchase Price.

(b) Except with respect to the obligations of the parties pursuant to the Litigation Agreement, in no event shall Buyer or NRG (determined on a combined basis) have any liability or obligation with respect to claims pursuant to Section 8.2 or Section 8.3 for any amounts in excess of the aggregate Purchase Price.

(c) No indemnifying Party shall have any obligation to indemnify a Party for special, punitive, indirect or consequential damages, lost profits or similar items, except with respect to matters involving actions, claims or other proceedings brought or asserted by third parties and then only to the extent that an indemnified party (“Indemnified Party”) is required to pay any such damages, lost profits or similar items to such third parties. Nothing in this Agreement or the Litigation Agreement is intended to require the payment by the Indemnitor of duplicative, in whole or in part, indemnity payments to an Indemnified Party.

(d) The amount of any Losses for which indemnification is provided by an indemnifying Party (“Indemnitor”) under Section 8.1 or Section 8.2 shall be net of (1) any amounts recovered by the Indemnified Party with respect to such Losses pursuant to any indemnification by or indemnification agreement with any third party in excess of any associated cost to the Indemnified Party in obtaining such indemnification; (2) any insurance proceeds or other reimbursement received as an offset against such Losses (and no right of subrogation shall accrue hereunder to any insurer or third-party indemnitor); and (3) an amount equal to the net cash tax benefit actually received attributable to such Losses. If the amount to be netted is determined after payment by the Indemnitor of any amount, the Indemnified Party shall repay to the Indemnitor, promptly after such determination, any amount that the Indemnitor would not have had to pay pursuant to this Section 8.6 had such determination been made at the time of payment.

(e) All indemnification payments made in accordance with this Section 8 will be treated as an adjustment to the Purchase Price, except to the extent that the Laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant Party on an after-Tax basis (determined by reference to actual out-of-pocket Tax liability incurred by the relevant Party).

(f) Any claim for indemnification with respect to any of such matters identified in Section 8.5 above which is not asserted by notice given as herein provided within such specified period of survival may not be pursued and is hereby irrevocably waived after such time.

(g) Except claims made pursuant to the Litigation Agreement for which there shall be no De Minimus Amount, no Party shall be required to pay or be liable for any Losses with respect to an individual claim (which individual claim shall include claims arising out of the same or substantially related circumstances) under Section 8.1 or Section 8.2 unless and until the Losses for such claim exceed Five Hundred Thousand Dollars ($500,000) (the “De Minimis Amount”).

(h) Except claims made pursuant to the Litigation Agreement for which there shall be no Deductible, no Party shall be required to pay or be liable with respect to any claim for indemnification under Section 8.1 or Section 8.2 unless and until the aggregate amount of Losses to Buyer’s Indemnified Persons based upon, attributable to or resulting from these indemnities of Sellers exceed, in the aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Deductible”), disregarding any individual claim (which individual claim shall include claims arising out of the same or substantially related circumstances) that does not exceed the De Minimis Amount applicable pursuant to Section 8.6(g) and then only to the extent that such Losses exceed the Deductible.

(i) Notwithstanding anything in this Agreement to the contrary:

(i) An Indemnified Party shall have no right against an Indemnitor with respect to a breach of a representation, warranty or covenant if, at the time of Closing, the Indemnified Party has Knowledge of any such breach of representation, warranty or covenant. In the event any Indemnitor raises the exclusion set forth in the previous sentence as an affirmative defense to a claim for indemnification by an Indemnified Party with respect to any such breach, and such defense is not successful, the Indemnitor shall promptly pay the Indemnified Party the reasonable out-of-pocket attorney’s fees and other disbursements directly incurred by such Indemnified Party to overcome such defense.

(ii) It shall not be considered a breach of the representations or warranties set forth in Section 3.11 to the extent that any such breach occurred as a result of any inaccuracy of or omission in information provided to Seller or its Affiliates, or failure to provide information, by Buyer, NRG or any of their respective Affiliates for use in the preparation of the Tax Returns.

(iii) It shall not be considered a breach of the representations or warranties set forth in Section 3.12 to the extent that such breach occurred as a result of any inaccuracy of or omission in information provided to Seller or its Affiliates, or failure to provide information, by Buyer, NRG or any of their respective Affiliates for use in the preparation of the Financial Statements.

8.7 Procedure for Indemnification Claims.

(a) Third Party Claims.

(i) Each Party shall, with reasonable promptness after obtaining knowledge thereof, provide the other Party or parties against whom a claim for indemnification is to be made under this Section 8 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Section 8, (collectively, “Third Party Claims”), which notice shall include a statement of the basis of the claim for indemnification, including a summary of the facts or circumstances that form the basis for the claim, a good faith estimate of the amount of Losses claimed by the third party and copies of any pleadings or demands from the third party. Notwithstanding the foregoing, provided that such notice is in any event given within the survival periods stated in Section 8.5, the failure to provide such notice reasonably promptly shall not release the Indemnitor from any of its obligations under this Section 8, except to the extent that the Indemnitor is materially prejudiced by such failure, and shall not relieve the Indemnitor from any other obligation or liability that it may have to the Indemnified Party otherwise than under this Section 8.

(ii) A potential Indemnitor shall have 30 days after its receipt of the claim notice to notify the potential Indemnified Party in writing whether or not the potential Indemnitor agrees that the claim is subject to this Section 8 and, if so, whether the Indemnitor elects to undertake, conduct and control, through counsel of its choosing (subject to the consent of the Indemnified Party, such consent not to be withheld unreasonably) and at its sole risk and expense, the settlement or defense of the Third Party Claim; provided, however, that if legal counsel to the Indemnified Party determines, in writing provided to Indemnitor, that there exists or is reasonably likely to exist a conflict of interest which makes it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnitor, then the Indemnified Party shall be entitled to retain its own counsel (such counsel subject to the reasonable approval of the Indemnitor), with the reasonable costs and expenses of such counsel to be paid by the Indemnitor.

(iii) If within 30 days after its receipt of the claim notice the Indemnitor notifies the Indemnified Party that it elects to undertake the settlement or defense of the Third Party Claim, the Indemnified Party shall cooperate reasonably with the Indemnitor in connection therewith including, without limitation, by making available to the Indemnitor all relevant information and the testimony of employees material to the defense of the Third Party Claim. The Indemnitor shall reimburse the Indemnified Party for reasonable out-of-pocket costs incurred in connection with such cooperation. The Indemnified Party shall be entitled to approve any proposed settlement that would impose any obligation or duty on the Indemnified Party or include a finding or admission of any violation of applicable law on the part of the Indemnified Party, which approval shall not be unreasonably withheld. So long as the Indemnitor is diligently and in good faith contesting the Third Party Claim (1) the Indemnified Party shall be entitled to participate in all aspects of, but not conduct or control, the settlement or defense of the Third Party Claim through counsel and advisors chosen by the Indemnified Party, at its expense, and (2) the Indemnified Party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any Third Party Claim at any time without the consent of the Indemnitor, provided that the terms and conditions of such settlement involve solely the payment of money damages and the Indemnified Party waives any right to indemnification therefor by the Indemnitor.

(iv) If the potential Indemnitor does not provide the notice described in Section 8.7(a)(ii) within the 30-day period required thereby or if the potential Indemnitor fails to either contest or undertake settlement negotiations in connection with the Third Party Claim, the Indemnified Party shall thereafter have the right to contest, settle or reach a compromise with respect to the Third Party Claim at its exclusive discretion, at the risk and expense of the Indemnitor, and the Indemnitor will thereby waive any claim, defense or argument that the Indemnified Party’s settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable. Notwithstanding the foregoing, if the potential Indemnitor fails to provide the notice described in Section 8.7(a)(ii) within the 30-day period required thereby, the potential Indemnified Party shall provide one fax notice of such Third Party Claim to the chief legal officer of the potential Indemnitor. If the Potential Indemnitor still does not provide the required notice within three days after receipt of such fax notice, the potential Indemnitor shall not be deemed by such failure to have accepted liability for the Third Party Claim except to the extent that the Indemnified Party is materially prejudiced by the failure to provide notice within the 30-day period.

(b) Non Third Party Claims.

(i) Each Party shall deliver to the other Party or parties against whom a claim for indemnification is to be made under this Section 8 written notice of any claims for indemnification under this Section 8, other than Third Party Claims, which notice shall include a statement of the basis of the claim for indemnification, including a summary of the facts or circumstances that form the basis for the claim, and a good faith estimate of the actual or future potential amount of Losses.

(ii) A potential Indemnitor shall have 30 days after its receipt of the claim notice to notify the potential Indemnified Party in writing whether or not the potential Indemnitor agrees that the claim is subject to this Section 8 (a “Response Notice”). If the potential Indemnitor does not provide a Response Notice to the Indemnified Party within the required 30-day period, the Indemnitor shall be deemed to accept liability for all Losses described in the claim notice. Notwithstanding the foregoing, if the potential Indemnitor fails to provide a Response Notice within such 30-day time period the potential Indemnified Party shall provide one fax notice of such claim to an officer of the potential Indemnitor. If the potential Indemnitor does provide a Response Notice within three days after receipt of such fax notice, the potential Indemnitor shall not be deemed by such failure to have accepted liability for the claim except to the extent that the Indemnified Party is materially prejudiced by the failure to provide such notice within the 30-day period.

8.8 Exclusive Remedy. A Party’s right to indemnification provided in this Section 8 or in the Ancillary Agreements, as applicable, is the sole and exclusive remedy of that Party from and after the Closing with respect to any Losses arising out of or relating to the negotiation, execution, delivery, performance or non-performance of this Agreement or the Ancillary Agreements (as applicable) or the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 8.8 shall restrict or prohibit any Party from bringing any action (i) for injunctive relief or specific performance to the extent legally available, (ii) in the event of fraud by a Party or (iii) to enforce the rights and obligations set forth in the Ancillary Agreements. Each Party waives any provision of applicable Law to the extent it would initiate, limit or restrict the agreement in this Section 8.8.

SECTION 9. MISCELLANEOUS

9.1 Costs and Expenses. Unless otherwise expressly provided in this Agreement, each Party shall pay be responsible for and pay its own costs and expenses associated with the performance of, and compliance with, all agreements and conditions contained herein on its part to be performed or complied with, including, without limitation, fees, expenses and disbursements of its attorneys, accountants and experts.

9.2 Entire Agreement; Amendment; Waiver. This Agreement and all documents specifically referenced herein, attached hereto or executed and delivered concurrently herewith constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, correspondence, memoranda, representations and understandings of the Parties. This Agreement may not be supplemented, modified or amended except by a written instrument executed by the Seller and the Buyer. Except as may be otherwise provided in this Agreement, no waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding on any Party unless evidenced by an instrument in writing executed by the Party against whom the waiver is sought to be enforced.

9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

9.4 Counterparts. This Agreement may be executed in counterparts, any one of which may be by facsimile followed thereafter by the originally executed document forwarded promptly thereafter to the other Party, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9.5 Confidentiality. The Parties hereby shall treat this Agreement as confidential information, and, unless required to do so by applicable law, applicable rules of stock exchanges, or generally accepted accounting principles, neither the Seller nor the Buyer shall disclose any information relative to the terms hereof to any third party without the prior consent of the other, such consent not to be unreasonably withheld or delayed.

9.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally or by confirmed facsimile transmission or sent by United States first class mail, registered or certified, postage prepaid, by overnight courier addressed as follows:

If to the Buyer:	NRG Energy, Inc. 211 Carnegie Center Princeton, NJ 08540 Attn: General Counsel Fax: 609-524-4589

Copy to:	NRG Energy, Inc. 4600 Carlsbad Boulevard Carlsbad, CA 92008 Attn: David Lloyd, Senior Attorney Fax: 760-268-4017

If to the Seller:	Dynegy Inc. 1000 Louisiana Street, Suite 5800 Houston, TX 77002 Attn: Lynn Lednicky, Executive Vice President Fax: 713-767-5181

Copy to:	Dynegy Inc. 1000 Louisiana Street, Suite 5800 Houston, TX 77002 Attn: J. Kevin Blodgett, General Counsel and Executive Vice President Fax: 713-356-2185

or to such other address as either Party may from time to time designate to the other by notice. Notice given as set out above shall be deemed delivered upon personal receipt, confirmed facsimile transmission, if by mail three (3) days after the date same is postmarked or upon delivery by overnight courier.

9.7 Successors and Assigns. Subject to the provisions of Section 9.10, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties hereto, their respective successors and assigns.

9.8 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

9.9 Agreement Construction; Waiver. Each Party hereto has been represented by counsel in the negotiation of this Agreement, and the rule that documents shall be construed against the drafter shall not apply. The Parties agree that the execution by them of this Agreement shall constitute a waiver of any consent, approval, notice, right of first refusal or right of first offer or any other right under the Limited Liability Company Agreement of WCP Holdings dated effective as of June 30, 1999, which conflicts with or would be triggered by the execution, delivery or performance of this Agreement.

9.10 Assignment. No Party may assign this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may assign all of its rights, interests, obligations and remedies hereunder to one or more of its Affiliates with the Seller’s consent, which shall not be unreasonably withheld.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12 Electronic Signatures.

(a) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any Ancillary Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such Ancillary Agreement or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such Ancillary Agreement or such other document contemplated.

(b) Delivery of a copy of this Agreement or any Ancillary Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[Signature page follows.]

IN WITNESS WHEREOF, Buyer, Seller, NRG and Dynegy have caused this Agreement to be duly executed on their respective behalf as of the date and year first written above.

SELLER:

DPC II INC.

By:	/s/ CAROLYN J. STONE
Printed Name:	Carolyn J. Stone
Title:	Senior Vice President & Controller

DYNEGY:

DYNEGY INC.

By:	/s/ LYNN A. LEDNICKY
Printed Name:	Lynn A. Lednicky
Title:	Executive Vice President

BUYER:

NRG WEST COAST LLC

By:	/S/ KEITH S. RICHARDS
Printed Name:	Keith S. Richards
Title:	Vice President

NRG:

NRG ENERGY, INC.

By:	/S/ ROBERT C. FLEXON
Printed Name:	Robert C. Flexon
Title:	Chief Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS

“Actual Working Capital” means the sum of cash and cash equivalents, accounts receivable, inventory, deposits and other assets (including prepaid expenses), less accounts payable, accrued liabilities and other current liabilities (but excluding ad valorem taxes), each as set forth on the Audited 2005 Balance Sheet (taking into account any reclassifications of the amounts included in such line items since the date of the last Audited Financial Statements).

“Administrative Services Agreement” means that certain Administrative Services Agreement between Dynegy Power Management Services, L.P. and WCP, as amended.

“Affiliate” means with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise. Notwithstanding anything in the Agreement to the contrary, WCP Holdings, WCP and the Project Companies shall not be deemed Affiliates of Seller or Dynegy for purposes of this Agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph to this agreement.

“Ancillary Agreement” means the Assignment of Membership Interest, Assumption of Membership Interest, Transition Services Agreement, Agency Services Agreement, Termination Agreement, Mutual Release and Waiver Agreement and Litigation Agreement.

“Audited Financial Statements” shall have the meaning set forth in Section 3.12.

“Audited 2005 Balance Sheet” means the audited consolidated balance sheet of WCP and the Project Companies as of December 31, 2005, included as part of the audited consolidated financial statements of WCP and the Project Companies as of December 31, 2005, together with the auditor’s report thereon of PricewaterhouseCoopers.

“Back-Up Cash Collateral” shall have the meaning set forth in the Agency Services Agreement hereof.

“Business Day” means any day except a Saturday, Sunday or U.S. Federal Reserve Bank holiday.

“Business Facility” means any property (whether real or personal) and all appurtenant rights which WCP Holdings, WCP and/or any of the Project Companies currently leases, operates, owns, or manages in any manner or which WCP Holdings, WCP and/or any of the Project Companies or any of their Affiliates or predecessors formerly leased, operated, owned or managed in any manner, including without limitation the power generation facilities owned by the Project Companies.

“Buyer” shall have the meaning set forth in the introductory paragraph to this agreement.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 8.1.

“Cabrillo I” shall have the meaning set forth in the Recitals.

“Cabrillo II” shall have the meaning set forth in the Recitals.

“Closing” shall have the meaning set forth in Section 2.1.

“Commercial Contract” means the contracts or agreements entered into (i) by DPM, DMT or any Project Company pursuant to the Energy Management Agreements, including but not limited to gas purchase, transmission and electricity sales, or (ii) by DPMS under the Administrative Services Agreement, but only where any such contract is specifically for the benefit of the Project Companies and not for DPM’s or DMT’s own account or for the account of other Dynegy Affiliates, but excluding contracts or agreements that have been or will be terminated on or before the Closing or that are inactive such as master power sales agreements and master gas sales agreement for which there are or will be no effective transactions thereunder as of the date of Closing.

“Contract” means any contract, lease, sublease, license, indenture, instrument, agreement, guarantee, commitment or other legally binding arrangement, other than any Commercial Contract.

“Counterparty Releases” has the meaning set forth in Section 5.5(b) hereof.

“Current Balance Sheet” shall have the meaning set forth in Section 3.12.

“Deductible” shall have the meaning set forth in Section 8.6(h).

“De Minimis Amount” shall have the meaning set forth in Section 8.6(g).

“DMT” means Dynegy Marketing and Trade, a Colorado general partnership.

“DPM” means Dynegy Power Marketing, Inc., a Texas corporation.

“DPMS” means Dynegy Power Management Services, L.P., a Delaware limited partnership.

“Dynegy” shall have the meaning set forth in the introductory paragraph to this agreement.

“Dynegy Party” means Dynegy, DPM, DMT or any other Dynegy Affiliate, excluding, however, WCP Holdings and its subsidiaries.

“Effective Date” shall have the meaning set forth in the introductory paragraph.

“El Segundo” shall have the meaning set forth in the Recitals.

“El Segundo II” shall have the meaning set forth in the Recitals.

“Encumbrances” means liens, claims, charges, limitations, encumbrances, agreements and restrictions of any kind or nature.

“Energy Management Agreements” means those certain Energy Management Agreements dated March 31, 1998 and May 20, 1999 (as applicable) between DPM, DMT and each of the Project Companies, as amended.

“Environmental Laws” means any and all treaties, statutes, laws, rules, regulations, ordinances, common law, orders, consent agreements, orders on consent, or guidance documents now or hereafter in effect of any applicable international, federal, state or local executive, legislative, judicial, regulatory, or administrative agency, board, tribunal, or authority or any associated judicial or administrative decision that relate in any manner to health, the environment, pollution, the emission, discharge, release, treatment, storage, disposal, management, or response to Materials of Environmental Concern, a community’s right to know, or worker protection.

“Exempt Wholesale Generator” shall have the meaning set forth in section 32(a) of the Public Utility Holding Company Act of 1935, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Final Allocation” shall have the meaning set forth in Section 2.6(a).

“Financial Statements” shall have the meaning set forth in Section 3.12.

“First Outside Date” shall have the meaning set forth in Section 7.1(b).

“Governmental Authority” means any foreign, federal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority.

“Indemnified Party” shall have the meaning set forth in Section 8.6(c).

“Indemnitor” shall have the meaning set forth in Section 8.6(d).

“Knowledge” means (i) as to the Dynegy Parties, the actual knowledge of such fact or other matter (without investigation) of Ben Trammell, Brian Tauplen, Lynn Lednicky, Kent Williams, Joe Paul, Alan Comnes, Brian Despard, Layne Albert and Ware Schiefer, and (ii) as to the NRG Parties, the actual knowledge of such fact or other matter (without investigation) of David Lloyd, Keith Richards, Ershel Redd, Jr. and Christine Jacobs.

“Law” or “Laws” means any federal, state or local (including common law), statute, code, ordinance, rule or regulation.

“Licenses” shall have the meaning set forth in Section 3.9.

“Litigation Agreement” shall have the meaning set forth in Section 2.4(j).

“Long Beach” shall have the meaning set forth in the Recitals

“Losses” shall have the meaning set forth in Section 8.1.

“Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, results of operations of WCP and the Project Companies, taken as a whole, except for any such effect resulting from or arising out of (a) changes in economic conditions generally or the industry in which WCP and the Project Companies operate, (b) changes in international, national, regional, state or local wholesale or retail markets for electric power or fuel or related products including those due to actions by competitors, (c) changes in general regulatory or political conditions (other than items addressed in clauses (d) and (h)), (d) changes of laws governing national, regional, state or local electric transmission or distribution systems, (e) strikes, work stoppages or other labor disturbances, (f) increases in costs of commodities or supplies, including fuel, (g) effects of weather or meteorological events, (h) any change of laws (other than changes of laws governing electric transmission or distribution systems), and (i) any actions to be taken pursuant to or in accordance with this Agreement.

“Materials of Environmental Concern” means: (i) substances, materials, or wastes that are or become classified or regulated under any applicable Environmental Law; (ii) those substances, materials, or wastes included within statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste” “hazardous waste,” “extremely hazardous substance,” “solid waste” “medical waste,” “regulated substance,” “hazardous materials,” “toxic substances,” or “air contaminant” under any Environmental Law; and/or (iii) any substance, material, or waste which is or contains: (A) petroleum, oil or any fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials).

“Membership Interest” shall have the meaning set forth in the Recitals.

“NRG” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NRG Parties” means NRG, Seller, WCP Holdings, WCP, each Project Company and any other NRG Affiliate.

“Originally Signed” or “Original Signature” shall have the meaning set forth in Section 9.12(b).

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph to this agreement.

“Permit” means any permit, franchise, consent, approval, license, certificate, privilege or similar authorization.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, or other entity or Governmental Authority.

“Project Company” and “Project Companies” shall have the respective meanings set forth in the Recitals. Each Project Company is a subsidiary of WCP and WCP Holdings.

“Projects” shall have the meaning set forth in the Recitals.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Purchase Price Adjustment” shall have the meaning set forth in Section 2.3.

“RRP Purchase Agreement” means that certain Purchase Agreement dated of even date herewith by and among by and among Termo Santander Holding, L.L.C., a Delaware limited liability company (“Termo”), Dynegy, NRG and Rocky Road LLC, a Delaware limited liability company (“NRG Rocky Road”), regarding the acquisition by Termo of all of NRG Rocky Road’s member interest in Rocky Road Power, LLC and Termo Santander (Alpha) Holding, L.L.C.

“Second Outside Date” shall have the meaning set forth in Section 7.1(b).

“Seller” shall have the meaning set forth in the introductory paragraph to this agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 8.2.

“Specified Litigation Matters” means those actions, cases and proceedings described or referenced in the Litigation Agreement, together with any actions, cases and proceedings now or hereafter arising from or with respect to the same or substantially similar events, facts or circumstances which are the subject of those matters described or referenced in the Litigation Agreement.

“Specified Obligations” has the meaning set forth in Section 5.5(a).

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and charges of any kind imposed by a Governmental Authority (including, without limitation, federal, state, local, and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other Tax), whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether or not disputed and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means any report, return, including any pro forma state tax returns prepared consistently with past practices of Seller or WCP Holdings and its subsidiaries, election, document, estimated tax filing, declaration, or other filing provided to any Governmental Authority including any amendments thereto.

“Texas Genco Agreement” means that certain agreement entered into on September 30, 2005, between NRG Energy, Inc., Texas Genco LLC and sellers of membership interests in Texas Genco LLC to purchase Texas Genco LLC.

“Third Party Claims” shall have the meaning set forth in Section 8.7(a)(i).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.12.

“WCP” shall have the meaning set forth in the Recitals. WCP is a subsidiary of WCP Holdings.

“WCP Holdings” shall have the meaning set forth in the Recitals.